Exhibit 99

Jeffrey R Pearl
35 West Main St #6013
Frisco, Co 80443
jp@otgconsulting.net
720-394-3722
4/16/2025

Board of Directors
KonaTel
Dallas, Tx

Dear Members of the Board,

It is with careful consideration that I submit my resignation from my position as a member of the Board of Directors at KonaTel, effective immediately.

I have truly appreciated the opportunity to contribute to the organization and work alongside esteemed colleagues. However, due to the lack of regular board meetings and the ongoing challenges faced by the company, I feel that my experience and expertise are not being fully utilized. As such, I believe it is in the best interest of both myself and KonaTel that I step down at this time.

I am confident that the board will continue to strive for the utmost success of the organization, and I remain optimistic about the potential for positive change and stability in the future.

Thank you for the opportunity to serve.

Sincerely,

Jeffrey R. Pearl